Exhibit 10.4

UK SUB-PLAN

under the

SUN COMMUNITIES, INC. 2015 EQUITY INCENTIVE PLAN

April 6, 2022

Sun Communities, Inc. (the “Company”) has established this Sub-Plan for the United Kingdom (the “UK Sub-Plan”) under the Company’s 2015 Equity Incentive Plan (as amended from time to time, the “Plan”), as of the date above, pursuant to a resolution adopted by the Board of the Plan and in accordance with the powers granted to the Board under the Plan.

Purpose. The primary purpose of the UK Sub-Plan is to amend those provisions of the Plan which are required to be amended in order for Awards under the Plan, and communications concerning those Awards, to be exempt from provisions of the United Kingdom Financial Services and Markets Act 2000.

Application. The UK Sub-Plan shall be used solely to grant Awards to employees of the Company or any member of the same group as the Company who are resident and provide services in the United Kingdom (“UK Employees”). No other awards under the Plan shall be subject to the provisions of the UK Sub-Plan. The Company retains discretion to grant awards to UK Employees under the Plan outside of the UK Sub-Plan. (The term “group” in relation to the Company shall bear the meaning given to such term in section 421 of the United Kingdom Financial Services and Markets Act 2000.)

Restricted Delivery of Awards. Payments of benefits under the UK Sub-Plan shall be made only in Stock or such other securities of the Company that may arise from such Stock under the adjustment provisions of the Plan.

Withholding of Taxes. All Awards will be subject to tax withholding as described in the Plan but, for the purposes of the UK Sub-Plan, references to applicable withholding taxes shall be read and construed as including, without limitation, United Kingdom income tax, primary class 1 (employee’s) national insurance contributions and health and social care levy for which the UK Employee’s employer is liable to account on behalf of the UK Employee and, if so stated and evidenced in the relevant Award agreement, secondary class 1 (employer’s) national insurance contributions for which the UK Employee’s employer is liable to account.

Restricted Transfer of Rights. The persons to whom rights under Awards under the UK Sub-Plan may be assigned or transferred, whether by will or the laws of descent and distribution or under any provision of the Plan or otherwise, shall be limited to a UK Employee’s children and step-children under the age of eighteen, spouses and surviving spouses and civil partners (within the meaning of the United Kingdom Civil Partnerships Act 2004) and surviving partners.

Incorporation of Plan Provisions. The provisions of the Plan shall apply to all Awards made under the UK Sub-Plan by reference to the Plan and those provisions shall accordingly be deemed to be incorporated herein, save as varied by the terms of this Sub-Plan, provided, that the UK Sub-Plan and/or modification of the UK Sub-Plan shall not: (i) increase the share limitations contained in Articles IV and VI of the Plan; (ii) materially expand the class of Participants contained in Article V of the Plan; or (iii) result in any other change to the Plan that would materially increase the potential for dilution of stockholders of the Company. Words and expressions defined in the Plan shall have the same meaning when used in the UK Sub-Plan, unless otherwise stated herein.